UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2013 (July 30, 2013)

GARDNER DENVER, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13215	76-0419383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Liberty Ridge Drive, Suite 3000 Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 249-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

On July 30, 2013, Gardner Denver, Inc., a Delaware corporation (the “Company”), completed its merger (the “Merger”) with and into Renaissance Acquisition Corp. (“Acquisition Sub”), a direct wholly owned subsidiary of Renaissance Parent Corp. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of March 7, 2013 (the “Merger Agreement”), by and among Parent, Acquisition Sub and the Company. The Company was the surviving corporation in the Merger, and, as a result, is now a direct, wholly owned subsidiary of Parent. Parent is controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and is beneficially owned by such funds and certain other investors.

Item 1.01	Entry into a Material Definitive Agreement.

1. Senior Secured Credit Facilities

Overview

In connection with the Merger, the Company entered into a new senior secured credit agreement with UBS AG, Stamford Branch, as administrative agent, and other agents and lenders party thereto (the “Senior Secured Credit Facilities”).

The Senior Secured Credit Facilities will provide senior secured financing of $2,825.0 million, consisting of:

•	the New Dollar Term Loan in an aggregate principal amount of up to $1,900.0 million;

•	the Euro Term Loan Facility in an aggregate principal amount of up to $525.0 million available to be drawn in Euros; and

•

the Revolving Credit Facility in an aggregate principal amount of $400.0 million available to be drawn in U.S. dollars, Euros and Great Britain Pounds, subject to certain sublimits for the foreign currencies.

The borrower of the New Dollar Term Loan and the Euro Term Loan Facility is Gardner Denver, Inc. As of the date hereof, Gardner Denver Holdings GMBH & Co KG, GD First (UK) Limited, and Gardner Denver, Inc. are borrowers under the Revolving Credit Facility with loans denominated in dollars, Euros and Great Britain Pounds. The Revolving Credit Facility includes borrowing capacity available for letters of credit up to $200.0 million and for borrowings on same-day notice, referred to as swingline loans.

The Senior Secured Credit Facilities provide that the Company will have the right at any time to request incremental term loans and/or revolving commitments in an aggregate principal amount of up to (a) $500.0 million plus (b) all voluntary prepayments and voluntary commitment reductions of the Senior Secured Credit Facilities prior to the date of any such incurrence plus (c) so long as the Company does not exceed a net first lien leverage ratio of 4.50 to 1.0 pro forma for such incremental facilities, an additional amount. The lenders under these facilities will not be under any obligation to provide any such incremental commitments or loans, and any such addition of or increase in commitments or loans will be subject to certain customary conditions precedent.

Interest Rate and Fees

Borrowings under the Dollar Term Loan Facility, Euro Term Loan Facility and the Revolving Credit Facility will bear interest at a rate equal to, at the Company’s option, either (a) LIBOR for the relevant interest period, adjusted for statutory reserve requirements, plus an applicable margin or (b) a base rate (the “Base Rate”) equal to the highest of (1) the rate of interest publicly announced by the administrative agent as its prime rate in effect at its principal office in Stamford, Connecticut, (2) the federal funds effective rate plus 0.50% and (3) LIBOR for an interest period of one month, adjusted for statutory reserve requirements, plus 1.00%, in each case, plus an applicable margin. The applicable margin as of the date hereof for (i) the Dollar Term Loan Facility and Revolving Credit Facility is 3.25% for LIBOR loans and 2.25% for Base Rate loans and (ii) the Euro Term Loan is 3.75% for LIBOR loans and 2.75% for Base Rate loans.

The applicable margins under the Revolving Credit Facility will decrease, based upon the Company’s achievement of certain specified net first lien leverage ratios.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, the Company is required to pay a commitment fee of 0.50% per annum to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The commitment fee rate will be reduced to 0.375% subject to achievement of a net first lien leverage ratio of 3.0 to 1.0. The Company must also pay customary letter of credit fees.

Prepayments

The Senior Secured Credit Facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with:

•

50% of annual excess cash flow (as defined in the Senior Secured Credit Facilities) commencing with the first full fiscal year of the borrower following the date of the closing of the Merger (which percentage will be reduced to 25% and 0% if the Company achieves and maintains net first lien leverage ratios of 3.50 to 1.00 and 3.00 to 1.00, respectively);

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of a specified amount and subject to reinvestment rights; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from debt permitted under the Senior Secured Credit Facilities.

The foregoing mandatory prepayments will be applied to the scheduled installments of principal of the Term Loan Facilities in direct order of maturity.

The Company may voluntarily repay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, subject to reimbursements of the lenders’ redeployment costs actually incurred in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period; provided that if the Company consummates certain repricing transactions within one year of the closing of the Merger there shall be a 1.0% fee payable in connection therewith.

Amortization and Final Maturity

The Dollar Term Loan Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Dollar Term Loan Facility, with the balance being payable on the date that is seven years after the closing of the Senior Secured Credit Facilities.

The Euro Term Loan Facility amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Euro Term Loan Facility, with the balance being payable on the date that is seven years after the closing of the Senior Secured Credit Facilities.

Principal amounts outstanding under the Revolving Credit Facility are due and payable in full at maturity, five years from the date of the closing of the Senior Secured Credit Facilities.

Guarantee and Security

All obligations of the borrower under the Senior Secured Credit Facilities are unconditionally guaranteed by the parent of the Company and all material, wholly-owned U.S. restricted subsidiaries, with customary exceptions including where providing such guarantees is not permitted by law, regulation or contract or would result in material adverse tax consequences.

All obligations of the borrower under the Senior Secured Credit Facilities, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by substantially all of the assets of the borrower and each guarantor, including but not limited to: (i) a perfected pledge of all of the capital stock issued by the borrower and each guarantor and (ii) perfected security interests in substantially all other tangible and intangible assets of the borrower and the guarantors (subject to certain exceptions and exclusions).

The obligations of the non-U.S. borrowers are secured by certain assets in jurisdictions outside of the U.S.

Certain Covenants and Events of Default

The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	create or incur liens;

•	engage in mergers or consolidations;

•	sell, transfer or otherwise dispose of assets;

•	create limitations on subsidiary distributions;

•	pay dividends and distributions or repurchase the Company’s capital stock; and

•	make investments, loans or advances, prepayments of junior financings or other restricted payments.

In addition, the Revolving Credit Facility requires the Company to maintain a net first lien leverage ratio not to exceed 8.25 to 1.00 for each fiscal quarter through December 31, 2013, when loans plus letters of credit under the Revolving Credit Facility (excluding (i) letters of credit, in an aggregate amount of at least $80 million, existing on the date of the closing of the Senior Secured Credit Facilities and any extensions thereof, replacement letters of credit or letters of credit issued in lieu thereof, in each case, to the extent the face amount of such letters of credit is not increased above the face amount of the letter of credit being extended, replaced or substituted and (ii) other non-cash collateralized letters of credit in an aggregate amount not to exceed $25 million) are or would be outstanding in an amount exceeding 30.0% of the total facility amount under the Revolving Credit Facility. The net first lien leverage ratio will be reduced to 7.50 to 1.00 on and after the fiscal quarter ended March 31, 2015 (with no further step-downs).

The Senior Secured Credit Facilities also contain certain customary affirmative covenants and events of default, including a change of control.

2. Indenture and Senior Notes due 2021

Overview

On July 30, 2013, Acquisition Sub issued $575,000,000 aggregate principal amount of 6.875% senior notes due 2021 (the “Senior Notes” or the “notes”), which mature on August 15, 2021 pursuant to an indenture, dated as of July 30, 2013 (the “Indenture”), among Acquisition Sub, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee. Upon consummation of the Merger, the Company, by operation of law, assumed all of the obligations of Acquisition Sub under the notes and the Indenture.

Interest on the notes is payable on February 15 and August 15 of each year, commencing on February 15, 2014 and will accrue at a rate of 6.875% per annum.

The following is a brief description of the terms of the notes and the Indenture.

Ranking

The notes are the Company’s senior unsecured obligations and rank senior in right of payment to the Company’s future subordinated debt, equally in right of payment with all of the Company’s existing and future unsubordinated debt, and structurally subordinated to all liabilities of the Company’s existing and future subsidiaries, including all of the Company’s foreign non-guarantor subsidiaries. The notes will also be effectively subordinated to the Company’s and the Company’s guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness, including borrowings under the Company’s new Senior Secured Credit Facilities (as described above).

Guarantees

The notes are fully and unconditionally guaranteed by each of the Company’s existing and future wholly owned domestic subsidiaries that guarantees, or is a borrower under, the Company’s obligations under its Senior Secured Credit Facilities. Such subsidiary guarantors are collectively referred to herein as the “subsidiary guarantors,” and such subsidiary guarantees are collectively referred to herein as the “subsidiary guarantees.”

Each subsidiary guarantee of the notes ranks senior in right of payment to all existing and future subordinated indebtedness of the subsidiary guarantor; ranks equally in right of payment with all existing and future senior indebtedness of the subsidiary guarantor; is effectively subordinated in right of payment to all of the applicable subsidiary guarantor’s existing and future secured debt (including the applicable subsidiary guarantor’s guarantee under the Senior Secured Credit Facilities described above) to the extent of the value of the collateral securing such indebtedness and is effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a subsidiary guarantor that is not also a guarantor of the notes.

Optional Redemption

At any time prior to August 15, 2016, the Company may redeem all or a part of the notes, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the greater of (1) 1.0% of the principal amount of the notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price (as set forth in the table appearing below) of such note at August 15, 2016, plus (ii) all required interest payments due on such note (excluding accrued but unpaid interest to the redemption date) through August 15, 2016, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note (as of, and plus accrued and unpaid interest to, but excluding, the date of redemption), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 15, 2016, the Company may redeem the notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to, but excluding, the applicable redemption date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2016	105.156%
2017	103.438%
2018	101.719%
2019 and thereafter	100.000%

In addition, until August 15, 2016, the Company may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of notes at a redemption price equal to 106.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and special interest, if any, to, but excluding, the applicable redemption date, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the original aggregate principal amount of notes issued under the Indenture and the original principal amount of any additional notes that are notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 120 days of the date of closing of each such equity offering.

Change of Control

Upon the occurrence of a change of control, which is defined in the Indenture each holder of the notes has the right to require the Company to repurchase some or all of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The Indenture contains covenants limiting, among other things, the Company’s ability and the ability of its restricted subsidiaries to (subject to certain exceptions):

•	incur additional debt, issue disqualified stock or issue certain preferred stock;

•	pay dividends on or make certain distributions and other restricted payments;

•	create certain liens or encumbrances;

•	sell assets;

•	enter into transactions with affiliates;

•	limit ability of restricted subsidiaries to make payments to the Company;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

Events of Default

The Indenture also provide for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the notes to become or to be declared due and payable.

Item 1.02	Termination of a Material Definitive Agreement

Concurrently with the consummation of the Merger, the Company repaid in full all amounts outstanding pursuant to the Credit Agreement, dated September 19, 2008, between Gardner Denver, Inc., the other borrowers named therein, JPMorgan Chase Bank, N.A., Bank of America, N.A., Mizuho Corporate Bank, Ltd., U.S. Bank, National Association, J.P. Morgan Securities Inc. and the other lenders named therein, as amended. No penalties were due in connection with such repayment.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Upon the consummation of the Merger, the Company, by operation of law, succeeded to all obligations of Acquisition Sub under the Senior Secured Credit Facilities and in connection with the Senior Notes. The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) of its intent to remove its common stock from listing on the NYSE and requested the NYSE file a Notification of Removal from Listing and/or Registration on Form 25 with the Securities and Exchange Commission (the “SEC”) to delist and deregister its shares of common stock (the “Shares”). The Company intends to file with the SEC a Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting the deregistration of the Shares and the suspension of the Company’s reporting obligations under Section 13 and 15(d) of the Exchange Act. Trading of the Shares on the NYSE was suspended as of the closing of trading on July 30, 2013.

Item 3.03	Material Modification to Rights of Security Holders.

Effective as of the closing of the Merger, each share of the Company’s common stock (other than shares held by the Company as treasury stock or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the effective time of the Merger (the “Effective Time”) and shares in respect of which stockholders have perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law) was cancelled and automatically converted into the right to receive $76 in cash, without interest and less any applicable withholding taxes. The information set forth in the Introduction to this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Item 5.01	Changes in Control of Registrant.

The information set forth in the Introduction and under Item 3.01 of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.

In connection with the Merger, the aggregate purchase price paid for all equity securities of the Company was approximately $3.7 billion. The purchase price was funded by equity financing from KKR and its affiliates of approximately $1.2 billion, proceeds received in connection with the Senior Secured Credit Facilities and the issuance of the Senior Notes, as described in Item 1.01 of this Current Report on Form 8-K, and cash and cash equivalents of the Company.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company or Parent, the operation of which may at a subsequent date result in a further change in control of the Company. In addition, the Merger Agreement includes provisions relating to the election of directors to the Board of Directors of the Company.

The foregoing description of the Merger Agreement and related transactions (including, without limitation, the Merger) does not purport to be complete and is subject, and qualified in its entirety by reference, to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 8, 2013 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Merger and as contemplated by the Merger Agreement (and not because of any disagreement with the Company), all of the directors of the Company ceased to be directors of the Company, as of the Effective Time. In accordance with the terms of the Merger Agreement, at the Effective Time, the directors of Acquisition Sub became directors of the Company. At the Effective Time, the Company’s board of directors consisted of Peter Stavros, Joshua Weisenbeck and Brandon Brahm, all of whom are executives at KKR.

In addition, except as noted below, the incumbent officers of the Company immediately prior to the Effective Time continued as officers of the Company. Timothy Sullivan was appointed as President and Chief Executive Officer of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Merger, was amended and restated to be in the form of the certificate of incorporation set forth as Exhibit 2.4 to the Merger Agreement (the “Amended and Restated Certificate of Incorporation”) in accordance with the terms of the Merger Agreement. In addition, at the Effective Time, the Company’s bylaws, as in effect immediately prior to the Merger, were amended and restated to be identical to the bylaws of Acquisition Sub (the “Amended and Restated Bylaws”). Copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amended and Restated Certificate of Incorporation of Gardner Denver, Inc.

3.2	Amended and Restated Bylaws of Gardner Denver, Inc.

99.1	Press Release dated July 30, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARDNER DENVER, INC.

Dated: August 5, 2013	By:	/s/ Brent A. Walters
	Name:	Brent A. Walters
	Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Gardner Denver, Inc.

3.2	Amended and Restated Bylaws of Gardner Denver, Inc.

99.1	Press Release dated July 30, 2013